Exhibit 10.4

3801 West Hillsboro Boulevard * Deerfield Beach * Florida * 33442 * 954.360.9022

VIA HAND DELIVERY

May 18, 2006

Mr. Stephen J. Rattner

RE: Terms of Employment Between eDiets.com, Inc. and Stephen J. Rattner

Dear Mr. Rattner:

This will serve to confirm the terms of your employment with eDiets.com, Inc. and all affiliates of eDiets.com, Inc. (“EDI,” “We” or “Us).

1.	Term. Subject to the following terms and conditions, this Agreement is effective as of May 18, 2006 and will continue for twenty four (24) months thereafter unless terminated at the option of the parties and pursuant to the terms expressed below.

2.	Duties. You are employed as President of the Nutrio division of eDiets.com, Inc. (the “Division”), reporting to the Chief Executive Officer of EDI, and shall have executive management and day to day operational control of the business conducted by the Division, including without limitation, authority and control over capital expenditures, expenses and human resources, to the extent within the parameters and the budgetary constraints of the Operating Plan (defined herein) and consistent with then current EDI management and spending policies, as well as such other duties consistent with such position as it relates to the Division, as may be assigned to you from time to time by the Board of Directors (the “Board”). In the event of Nonperformance, as defined herein, EDI may reduce or limit your authority described above or may reassign or demote you, and such action by EDI shall not be deemed a breach by EDI of this Agreement or constitute “good reason” for you to terminate your employment hereunder. Unless approved in writing by EDI’s Chief Financial Officer or EDI’s Chief Financial Officer’s designee, you shall not directly or indirectly engage any third party for the purpose of outsourcing work or services other than in accordance with the Operating Plan. You shall not engage directly or indirectly in any activity or business transaction for yourself, or any other person, whether or not for remuneration, which will adversely affect your ability to discharge your employment duties and responsibilities to EDI.

3.	Management and Future Investment in the Business. The parties acknowledge that you have prepared a budget that will form the basis of an operating plan for the Division (the “Operating Plan”) to which the parties will agree and prepare as soon as practicable after execution of this Agreement. The Operating Plan will include budgeted expenses on a line-item basis, projected revenues and projected EBITDA of not more than 60% of the EBITDA targets in the Earn Out plan as set forth in Exhibit F-1 to the Merger Agreement dated as of May 15, 2006 by and among EDI, Nutrio Acquisition Corp., Nutrio.com, Inc., the Stockholders’ Representative and the Principal Stockholders (as amended, the “Merger Agreement”). The Operating Plan will also include marketing and strategic goals for each Measurement Year (as defined in the Merger Agreement). Subject to meeting the EBITDA targets set forth in the respective year’s Operating Plan and adhering to the budgetary constraints contained therein, you will retain the duties set forth in Section 2 of this Agreement. The parties acknowledge that operation of the Division will be in accordance with the then current Operating Plan and will be critical to your ability to achieve and earn the Earn Out Payments pursuant to the Merger Agreement.

4.	Nonperformance. “Nonperformance” means the failure of the Division to achieve 60% of the EBITDA target contained in the Earn Out Plan set forth in Exhibit F-1 to the Merger Agreement in any Measurement Year (as defined in the Merger Agreement).

5.	Compensation and Benefits. Your “Base Salary” will be no less than $240,000 per year, and shall be reviewed at least annually in January of each year during the term of your employment. You will be entitled to not less than 216 hours of “PTO,” excluding holidays, per year, and your other benefits will be provided at levels not less than those provided to similarly situated executive officers of the Company. You may be paid a bonus in the discretion of the Board of Directors which will be in a form and amount comparable to similarly situated executive officers of the Company.

6.	Performance of Duties. During the term of your employment, you shall devote your full working time, ability and attention to the business of EDI.

7.	Equity Compensation. You will receive a non-incentive stock option, an incentive stock option, restricted stock grant, SAR, or some other form of equity compensation which shall be comparable to that which is provided to similarly situated executive officers of the Company during the term of this Agreement (the “Option”) under our Equity Compensation Plan(s) in effect from time to time (the “Plan”). The Option, and any other options granted by us to you, shall have such terms as are required by the Plan and which may be implemented by the Board but, notwithstanding, shall fully vest upon a termination of your employment by us without “cause” or by you for “good reason,” or upon a “Change of Control,” death or disability. In the event of a conflict between the terms this Agreement and the terms of the Plan or any equity compensation agreement pursuant thereto, the terms of this Agreement shall control.

8.	“Change of Control.” A “Change of Control” shall be deemed to have occurred if (1) there shall be consummated (a) any consolidation or merger of EDI in which EDI is not the continuing or surviving corporation or pursuant to which shares of EDI’s Common Stock would be converted into cash, securities or other property, other than a merger of EDI in which the holders of EDI’s Common Stock immediately prior to the merger continue to control the surviving corporation immediately after the merger and other than a merger of EDI with an affiliate of EDI, or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of EDI, or (2) the shareholders of EDI approve any plan or proposal for the liquidation or dissolution of EDI or (3) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 80% or more of the combined voting power of EDI’s outstanding voting securities. The employment terms expressed in this letter shall survive a change of control.

9.	Termination by EDI for Cause. We may terminate your employment “for cause” at any time. As used herein, for “cause” shall mean any one of the following:

a.	The willful breach or habitual neglect by you of your job duties and responsibilities; or

b.	Conviction of any felony, excluding minor traffic offenses; or

c.	Commission of an act of fraud, embezzlement or material misappropriation or dishonesty against EDI or any of EDI’s affiliates; or

d.	Commission of a serious violation of any of EDI’s personnel policies, including but not limited to violations of EDI’s policies against any form of harassment; or

e.	A breach of Section 13 or 14 of this Agreement.

With regard to sub-paragraphs “a” and “d” above, the notice of termination will be delivered to you in writing and you shall have ten (10) calendar days from the date thereof to cure the basis for the notice of termination. In the event we terminate your employment for cause, your Base Salary, incentive compensation, benefits, and the unexercised portion of the Option (and any other stock options) shall automatically terminate as of the effective date of such termination.

10.	Termination by EDI Without Cause or by You for Good Reason or Upon a Change of Control. We may terminate your employment without cause at any time upon 30 days’ prior written notice to you. You shall have the right to terminate this Agreement at any time for “good reason” or upon a change of control. “Good reason” means the occurrence of any of the following without your prior written consent (which is not cured within 30 days of your written notice being received by EDI specifying the grounds for “good reason”: (i) the assignment to you of duties and responsibilities that are unethical, illegal or inconsistent, in a material and adverse respect, with the scope of the duties and responsibilities usually vested in similarly situated executives other than as a result of “cause” or Nonperformance; (ii) a material reduction in the benefits payable to you; a material modification or change in your job duties or responsibilities other than as a result of “cause” or Nonperformance; or (iii) a requirement that you perform your primary duties at a location outside of Broward and Palm Beach Counties in the state of Florida, USA. We shall pay to you on the date of termination without cause or for good reason a severance allowance of an amount equal to Six (6) months’ Base Salary, plus one (1) month for each year of service to EDI at your then-effective rate, plus all accrued but unpaid allowances, expense reimbursements, bonuses, and commissions. We shall pay to you on the date of termination for a change in control a severance allowance of an amount equal to twelve (12) months’ Base Salary at your then effective rate. Upon termination by EDI without cause or by you for good reason or upon change of control, we will reimburse you for expenses relating to the extension of health benefits under COBRA for a period of six (6) months after termination. Additionally, and subject to the terms of any unvested shares under the Option (and any other Stock Options granted under the Plan) shall vest immediately and shall be exercisable by you for sixty (60) days following the date of termination upon change of control or for twelve (12) months following the date of termination by EDI without cause or by you for good reason. Furthermore, upon termination of your employment by EDI without cause or by you for good reason or upon change of control, (x) if such termination occurs prior to the end of the first Measurement Year, the EBITDA targets for the first and second Measurement Years in the Earn Out plan set forth in Exhibit F-1 to the Merger Agreement will be deemed to have been 100% met and the Earn Out Payments in respect of such Measurement Years will be made pursuant to the schedule set forth therein (subject to any offsets expressly permitted under the Merger Agreement) and (y) if such termination occurs after the first Measurement Year but prior to the end of the second Measurement Year, the EBITDA targets for the second Measurement Year in the Earn Out plan set forth in Exhibit F-1 to the Merger Agreement will be deemed to have been 100% met and the Earn Out Payment in respect of such Measurement Year will be made pursuant to the schedule set forth therein (subject to any offsets expressly permitted under the Merger Agreement).

11.	Termination by You Without Good Reason. You may terminate your employment without good reason upon 30 days’ prior written notice to the Company. In such a case, you may be required to perform your business duties and shall be paid your regular salary up to the date of the termination. At our option, we may require you to depart upon receiving the 30 days’ notice. In this event, we shall pay you an amount equal to 30 calendar days of your Base Salary at the then-effective rate and all accrued but unpaid allowances and expense reimbursements, and you shall not be entitled to receive any other compensation or severance allowance. Any unexercised and unvested shares granted pursuant to the Option (and any other stock options granted under the Plan) shall be exercisable in accordance with the terms thereof.

12.	Death or Disability. In the event of your death, your employment and your future Base Salary, incentive compensation and benefits shall automatically terminate, except for (a) any vested but unexercised portion of the Option (and any other stock options granted under the Plan), which shall be exercisable in accordance with the terms thereof, and (b) accrued but unpaid allowances and expense reimbursements and applicable death benefits, if any. If you become unable to perform your duties because of a “disability” we may terminate your employment. In this event, we will pay your unpaid Base Salary, accrued but unpaid allowances, expense reimbursements, and incentive compensation from the date of your first absence from work due to your disability through the third month following the date of termination, less disability benefits received through our benefit plan. Your option shall terminate except for any vested but unexercised portion thereof (and any other stock options granted under the Plan). “Disability” means an incapacity due to physical or mental illness, that causes you to be absent from your duties on a full-time basis for three consecutive months, or for an aggregate of six months in any consecutive 12-month period, and a physician selected by us concludes that (A) you are suffering from “total disability” as defined in the our disability insurance policy and (B) within 30 days after written notice thereof is given by the Company to you, you have not returned to work on a full time basis. For the avoidance of doubt, termination of your employment by reason of disability or death shall not constitute termination of your employment by EDI without cause or termination by you for good reason.

13.	Agreement not to Disclose Trade Secrets or Confidential Information. Upon the effective date of this Agreement and until two years after its termination, you shall not disclose or utilize any trade secrets, confidential information, or other proprietary information acquired by you during the course of your service with EDI (or Nutrio.com, Inc. or its predecessors prior to the date hereof). As used herein, “trade secret”

means the whole or any portion or phase of any formula, pattern, device, combination of devices, source-code of any proprietary software, or compilation of any scientific, technical or commercial information, including any design, list of suppliers, list of customers or improvement thereof, as well as pricing information or methodology, contractual arrangements with vendors or suppliers, business development plans or activities, or financial information of EDI that is for use, or is used, in the operation of EDI’s businesses that is not commonly known by or available to the public and that derives economic value from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. You agree to return to EDI any and all such trade secrets, confidential information or other proprietary information immediately upon the termination of this Agreement.

14.	Covenant not to Compete. Upon the effective date of this Agreement and until two (2) years after its termination (the “Restricted Period”), you covenant and agree that you shall not, directly or indirectly, (i) be, or become interested in, associated with or represent, or otherwise render assistance or services to, or manage, operate, control or engage in (as an officer, director, stockholder, partner, member, consultant, owner, employee, agent, creditor or otherwise), any business or person that is then, or which then proposes to become, a competitor of EDI in the areas of online health, wellness, diet or fitness plans; provided that, the foregoing shall not restrict you from the collective ownership, solely as a passive investment, of securities of any business or person if such ownership is (x) not as a controlling person of such business or person, (y) not as a member of a group that controls such business or person and (z) not as a direct or indirect beneficial owner of 5% or more of any class of securities of such business or person; (ii) induce or seek to influence any employee of EDI to terminate his or her employment or to become financially interested in a competing business; (iii) aid a competitor of EDI in any attempt to hire a person who shall have been employed by EDI within the one-year period preceding the date of any such aid; (iv) induce or seek to influence any customer of EDI to transact business with a competitor of or not to do business with EDI; or (v) take any actions for the purpose of interfering with any other business relationships that EDI has with any other person. The Restricted Period shall be extended by the length of time during which you are in breach of the provisions of this Section 14. For the avoidance of doubt, all references to EDI in Section 13 and 14 shall include its subsidiaries, divisions and affiliates (including, without limitation, the Division).

You acknowledge that the Restricted Period contained in Section 14 is reasonable under the circumstances. Moreover, it is the desire and intent of the parties that the provisions of Section 14 be enforceable to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, the parties agree that if a governmental authority determines subsequently that the terms of Section 14 are unenforceable, the parties will request that such governmental authority reform the terms by specifying the greatest time period and/or geographic area that would not render the terms unenforceable. You specifically agree that, in the event of a breach or threatened breach of Section 14, EDI would suffer irreparable injury and damages at law would be an insufficient remedy, and EDI shall be entitled to seek equitable relief by way of temporary or permanent injunction (or any other equitable remedies), without proof of actual damages and without the need to post bond or other security.

15.	Indemnification. You shall be entitled to indemnification from EDI to the fullest extent permitted under the EDI’s then-current Articles of Incorporation and Bylaws and under the law of the state of Delaware. We shall use our reasonable best efforts to obtain coverage for you under any insurance policy obtained during the term of this Agreement that covers the officers and directors of EDI against liability in connection with their service to EDI. Notwithstanding the foregoing, nothing in this Section 15 is meant to limit your indemnification obligations under the Merger Agreement or the Escrow Agreement (as defined in the Merger Agreement).

16.	Attorney Fees. In any action brought to enforce this contract or any provision of this contract, to rescind the contract, to collect damages for an alleged breach of the contract, or for a declaratory judgment under the terms of the contract, the prevailing party in any such action, whether plaintiff or defendant, shall be entitled to an allowance for reasonable attorney fees and costs.

17.	Governing Law. This Agreement and the rights and obligations hereunder shall be governed by the laws of the State of Florida and the parties to this Agreement specifically consent to the jurisdiction of the courts of the State of Florida over any action arising out of or related to this Agreement.

Very Truly Yours,

/s/ Robert T. Hamilton
Robert T. Hamilton,
Interim Chief Executive Officer

Agreed:

BY:	/s/ Stephen Rattner
PRINT NAME:	Stephen Rattner
DATE:	May 18, 2006